Exhibit 10.4
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of the Effective Date (defined below), by and between Alignment Healthcare USA, LLC, a California corporation (the “Employer”), and Christopher J. Joyce (the “Employee”).

RECITALS
WHEREAS, Company and Employee are parties to that certain Employment Agreement, effective August 1, 2023 (the “Agreement”);
WHEREAS, as of the Effective Date, Employee is transitioning to report from the Chief Executive Officer to the Executive Vice President – Corporate Affairs; and
WHEREAS, pursuant to and in accordance with Section 19 of the Agreement, Employer and Employee now desire to amend the Agreement in order to effect certain changes to the terms and conditions of Employee’s employment in connection with his new role, as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.1Effective Date. This Amendment shall become effective on the date of full execution.
1.2Amendment to Section 3 of the Agreement. The first sentence of Section 3 of the Agreement shall be amended and restated in its entirety as follows: “During the Employment Period, the Employee shall be employed by Employer on a full-time basis with the title determined exclusively by the Employer, initially as Chief Legal & Administrative Officer, reporting to the Executive Vice President – Corporate Affairs of Employer.”
1.3Amendment to Section 6(c) of the Agreement. Section 6(c) of the Agreement shall be amended to add the following subsection (iv) to such section: “(iv) in the event of a Termination without Cause of the Employee pursuant to this Section 6(c) before March 31, 2027, notwithstanding anything to the contrary set forth herein or set forth in any equity grant documentation pertaining to grants made to Employee, the vesting for any equity grant of the Employee outstanding as of the date of Termination shall continue to vest on behalf of Employee without interruption through March 31, 2027.”
Defined Terms. Any capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Agreement. All section references in this Amendment are to sections of the Agreement, unless otherwise stated herein.

1

1.4Remainder of Agreement Terms. All remaining provisions of the Agreement shall remain unchanged. In the event of any inconsistency or conflict between any term or condition of the Agreement and this Amendment, the terms of this Amendment shall govern and prevail.
1.5Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.
1.6Choice of Law. This Amendment shall be construed and enforced under and be governed as to its validity and effect by the laws of the State of California without regard to the conflict of laws principles thereof.
1.7Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, representations, and understandings, whether written or oral.
[Signatures on following page]

2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date written below.
ALIGNMENT HEALTHCARE USA, LLC

By: /s/ John Kao
Name: John Kao
Title:    Chief Executive Officer
Dated: May 7, 2026

By: /s/ Christopher Joyce
Name: Christopher Joyce, individually
Dated: May 6, 2026

3